Exhibit 99.1

VeriSign to Sell Messaging Business to Syniverse Holdings, Inc. for $175 Million Cash

Mountain View, CA—August 25, 2009 — VeriSign, Inc. (NASDAQ: VRSN) today announced a definitive agreement to sell its Messaging Business to Tampa, Fla.-based Syniverse Holdings, Inc. (NYSE: SVR), for cash consideration of $175 million, subject to working capital adjustments. The transaction is subject to certain closing conditions and regulatory approvals.

“Even under challenging economic conditions, we have continued to execute on our divestiture strategy through aligning with buyers with complementary strengths,” said Mark McLaughlin, president and CEO of VeriSign. “We are pleased to continue making progress on our divestiture program with this latest agreement with Syniverse.”

About VeriSign

VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, VeriSign helps companies and consumers all over the world engage in communications and commerce with confidence. Additional news and information about the company is available at www.verisign.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as increasing competition and pricing pressure from competing services offered at prices below our prices, market acceptance of our existing services and the current global economic downturn, the inability of VeriSign to successfully develop and market new services, the uncertainty of whether new services as provided by VeriSign will achieve market acceptance or result in any revenues and the risk that the sale of the VeriSign Messaging Business may not be consummated or may be delayed as a result of the inability to obtain required regulatory approvals or other reasons, may generate less proceeds than expected or may incur unanticipated costs or otherwise negatively affect VeriSign’s financial condition, results of operations or cash flows. More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this press release.

Contact Information:

Media relations:

Christina Rohall

crohall@verisign.com

650-336-4663

Investor Relations:

Nancy Fazioli

ir@verisign.com

650-426-5146